EXHIBIT A
IDENTITY OF GROUP MEMBERS PURSUANT TO ITEM 8
The members of the group are:
     Highland Crusader Offshore Partners, L.P.;
     Highland Capital Management, L.P.;
     Strand Advisors, Inc.;
     James Dondero;
     Highland Multi-Strategy Onshore Master SubFund, L.L.C.; and
     Highland Multi-Strategy Master Fund, L.P.